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                                 UNITED STATES    ______________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 1)*


                            Inet Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  45662V-105
                         -----------------------------
                                 (CUSIP Number)


                          Year Ended December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

          / / Rule 13d-1(b)

          / / Rule 13d-1(c)

          /X/ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 3 pages

CUSIP NO. 45662V-105

--------------------------------------------------------------------------------
        1.   Name of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).
             Mark A. Weinzierl
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
        2.   Check the Appropriate Box if a Member of a Group (See Instructions)

              (a)    / /
             -------------------------------------------------------------------
              (b)    / /
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
        3.   SEC Use only
             -------------------------------------------------------------------
--------------------------------------------------------------------------------
        4.   Citizenship or Place of Organization  United States
                                                 -------------------------------
--------------------------------------------------------------------------------
                5.    Sole Voting Power         11,483,284
                                                --------------------------------
Number of       ----------------------------------------------------------------
Shares          6.    Shared Voting Power       -0-
Beneficially                                    --------------------------------
Owned by        ----------------------------------------------------------------
Each            7.    Sole Dispositive Power    11,483,284
Reporting                                       --------------------------------
Person With:    ----------------------------------------------------------------
                8.    Shared Dispositive Power  -0-
                                                --------------------------------
--------------------------------------------------------------------------------
        9.   Aggregate Amount Beneficially Owned by Each Reporting Person
             11,483,284
             -------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                               -------------------------------------------------
        11.  Percent of Class Represented by Amount in Row (9)    24.8%
                                                              ------------------
--------------------------------------------------------------------------------
        12.  Type of Reporting Person (See Instructions) IN

    ITEM 1.
        (a)  Name of Issuer
             Inet Technologies, Inc.
        (b)  Address of Issuer's Principal Executive Offices
             1500 North Greenville, Richardson, Texas 75081

    ITEM 2.
        (a)  Name of Person Filing
             Mark A. Weinzierl
        (b) Address of Principal Business Offices or, if none, Residence 661 E. 18th Street, Plano, Texas 75074
        (c)  Citizenship
             United States
        (d)  Title of Class of Securities
             Common Stock
        (e)  CUSIP Number
             45662V-105

    ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             Not Applicable.


                               Page 2 of 3 pages

    ITEM 4.  OWNERSHIP

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially Owned:      11,483,284
                                             -------------------------------------------
        (b)  Percent of Class:               24.8%
                                             -------------------------------------------
        (c)  Number of shares as to which such person has:

             (i)    Sole power to vote or to direct the vote:                 11,483,284
                                                                           -------------
             (ii)   Shared power to vote or to direct the vote:               -0-
                                                                           -------------
             (iii)  Sole power to dispose or to direct the disposition of:    11,483,284
                                                                           -------------
             (iv)   Shared power to dispose or to direct the disposition of:  -0-
                                                                           -------------

    ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
              Not Applicable.

    ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.

    ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
              Not Applicable.

    ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP Not Applicable.

    ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
              Not Applicable.

    ITEM 10.  CERTIFICATION

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                          February 12, 2001
                        -------------------------------------------------------
                                                 Date

                                         /s/ Mark A. Weinzierl
                        -------------------------------------------------------
                                               Signature

                                           Mark A. Weinzierl
                        -------------------------------------------------------
                                              Name/Title

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


                               Page 3 of 3 pages